Exhibit 99.6

Schedule 6 — Reconciliation of diluted EPS to Cash EPS

For the Quarter Ended March 31, 2003

amounts in million, except earnings per share
Diluted EPS – GAAP	$(2.76)
Net effect on diluted EPS of adjustments to GAAP reported financial results in determining as adjusted financial results (See Schedule 3)	3.33

Adjusted diluted earnings per share	0.57
Add back effect of depreciation and amortization on diluted EPS	0.41
Add diluted EPS effect of book vs. cash tax difference with respect to amortization expense for intangible assets	0.21

Cash EPS	$1.19